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                                                                  Execution Copy

                   AMENDED AND RESTATED STOCKHOLDER AGREEMENT


                 AMENDED AND RESTATED STOCKHOLDER AGREEMENT (this "Agreement"), dated as of October 12, 1997, among WALLACE COMPUTER SERVICES, INC., a Delaware corporation ("Parent"), GREENWICH ACQUISITION CORP., a Georgia corporation and a wholly owned subsidiary of Parent ("Sub"), and Mark C. Pope III (the "Stockholder"), individually and as the general partner of Pope Family Partners, L.P., a Georgia limited partnership (the "Partnership").


                 WHEREAS, Parent, Sub and Graphic Industries, Inc., a Georgia corporation (the "Company"), propose to enter into an Amended and Restated Agreement and Plan of Merger dated as of even date herewith (as the same may be amended or supplemented, the "Merger Agreement") amending and restating the Agreement and Plan of Merger dated as of September 28, 1997, among Parent, Sub and the Company (the "Original Merger Agreement") and providing for the amendment of the Existing Offer (as defined in the Merger Agreement) to provide for the making of a cash tender offer (as such offer may be amended from time to time, the "Offer") by Sub for any and all shares of Common Stock, par value $.10 per share, of the Company (the "Common Stock") at the Offer Price (as defined in the Merger Agreement) and the merger of the Company and Sub (the "Merger") or, at the option of Parent, the acquisition of the Company by Parent solely pursuant to the Merger;

                 WHEREAS, the Stockholder owns, individually or through the Partnership, (i) 841,510 shares (the "Owned Common Shares") of Common Stock and
(ii) 4,303,092 shares (the "Owned Class B Shares" and, together with the Owned Common Shares, the "Owned Shares") of Class B Common Stock, par value $.10 per share, of the Company (the "Class B Shares");

                 WHEREAS, simultaneous with the execution of the Original Merger Agreement, the parties hereto entered into the Stockholder Agreement dated as of September 28, 1997 (the "Original Stockholder Agreement");

                 WHEREAS, the parties hereto desire to amend the Original Stockholder Agreement in certain respects; and

                 WHEREAS, as a condition to their willingness to enter into the Merger Agreement, Parent and Sub have requested that the Stockholder enter into this Agreement, which amends and restates the Original Stockholder Agreement;

                 NOW, THEREFORE, to induce Parent and Sub to enter into, and in consideration of their entering into, the Merger


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Agreement, and in consideration of the premises and the representations, warranties and agreements contained herein, the parties agree as follows:

                 1.       PURCHASE OF SHARES.

        (a) The Stockholder hereby grants Sub an irrevocable option (the " Option") to purchase 2,239,046 of the Owned Class B Shares and 432,089 of the Owned Common Shares for a purchase price per share (the "Per Share Purchase Price") equal to the Offer Price (as defined in the Merger Agreement) (such Owned Class B Shares and Owned Common Shares, as they may be adjusted by any stock dividend, stock split, recapitalization, combination or exchange of shares, merger, consolidation, reorganization or other change or transaction of or by the Company or as the Owned Class B Shares may be adjusted by conversion into shares of Common Stock, other than the payment of regular cash dividends consistent with past practice being referred to herein as the "Subject Shares"). The Option may be exercised in whole (but not in part) at any time after September 28, 1997 and on or prior to the first anniversary thereof (such first anniversary, the "Option Expiration Date") in the event that (i) a Specified Event (as defined in Section 1(b) below) shall have occurred on or prior to the Option Expiration Date and (ii) the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") with respect to the exercise of the Option shall have expired or been terminated.

        (b) The term "Specified Event" shall mean (i) Parent or Sub shall have terminated the Merger Agreement under Section 9.01(d) thereof, (ii) the Company shall have terminated the Merger Agreement under Section 9.01(e) thereof, (iii) prior to termination of the Merger Agreement, a Takeover Proposal (as defined in the Merger Agreement) shall have been commenced or the Company shall have entered into an agreement with respect to, approved or recommended or taken any action to facilitate, a Takeover Proposal or (iv) Sub shall have accepted for payment, and paid for, shares of Common Stock in the Offer.

        (c) In the event that Sub wishes to exercise the Option, Sub may do so by giving written notice (the date of such notice being herein called the "Notice Date") to the Stockholder specifying that all the Subject Shares are to be purchased and specifying the place, time and date (not earlier than two trading days, nor later than 10 trading days from the Notice Date) for the closing of the purchase by Sub pursuant to such exercise (such date and time being herein called the " Closing Time"). In the event that any share of Common Stock is accepted for payment, and paid for,


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by Sub pursuant to the Offer, Sub shall be obligated to exercise the Option no later than two trading days following the date of such payment and close the purchase of and pay for such Subject Shares within two trading days following the date of such exercise. A "trading day" shall mean any date on which the New York Stock Exchange shall be open for business.

         (d) In the event that Sub shall have accepted for payment shares of Common Stock pursuant to the Offer, then at the Closing Time the Stockholder shall also sell to Sub and Sub shall purchase from the Stockholder, at the Per Share Exercise Price, the Owned Class B Shares which are not Subject Shares and which have not theretofore been converted to shares of Common Stock and tendered pursuant to the Offer.

         (e) In the event the Option becomes exercisable and the Specified Event causing such exercisability is an event referred to in clause (i), (ii) or (iii) of Section 1(b), then, at the option of Sub and in lieu of any exercise of the Option, Sub may require the Stockholder to sell the Subject Shares pursuant to any Takeover Proposal (as defined in the Merger Agreement) then pending and to remit to Sub with respect to each Subject Share sold the gross proceeds from such sale less the Offer Price. If Sub exercises its rights pursuant to this Section 1(e), then upon such remittance the Option shall terminate.

         2. REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER. The Stockholder hereby represents and warrants to Parent and Sub as follows:

         (a) Authority. The Stockholder has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by the Stockholder and the Partnership and constitutes a valid and binding obligation of the Stockholder and the Partnership enforceable in accordance with its terms. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time or both) under any provision of, any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license, judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to the Stockholder or the Partnership or to either of their respective property or assets. Except for



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the expiration or termination of the waiting period under the HSR Act and informational filings with the SEC, no consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic, foreign or supranational, is required by or with respect to the Stockholder in connection with the execution and delivery of this Agreement or the consummation by the Stockholder of the transactions contemplated hereby.

         (b) The Shares. The Stockholder, individually or through the Partnership, has good and marketable title to the Owned Shares, free and clear of any claims, liens, encumbrances and security interests whatsoever. The Stockholder, individually or through the Partnership, owns no shares of Common Stock or Class B Common Stock, other than the Owned Shares.

         (c) Class B Shares Transferred to Permitted Transferees. As of the date of the Original Stockholder Agreement, the Stockholder owned 175,000 Class B Shares (the "Transferred Shares"), in addition to the Owned Class B Shares, which he transferred to Permitted Transferees (as defined in the Amended and Restated Articles of Incorporation of the Company)in accordance with the terms of the Original Stockholder Agreement. The Stockholder agrees that any failure of the holders of the Transferred Shares to take, with respect to such Transferred Shares, any of the actions required to be taken by the Stockholder pursuant to this Agreement with respect to Owned Class B Shares that are not Subject Shares, shall be deemed to be a breach of this Agreement.

         3.  REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB.

         (a) Parent and Sub hereby represent and warrant to the Stockholder that each of Parent and Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Sub, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of Parent and Sub. This Agreement has been duly executed and delivered by Parent and Sub and constitutes a valid and binding obligation of Parent and Sub enforceable in accordance with its terms.

         (b) Securities Act. The Subject Shares will be acquired in compliance with, and Sub will not offer to sell or otherwise dispose of any Subject Shares so acquired by it



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in violation of any of, the registration requirements of the Securities Act of
1933, as amended.

         4.  COVENANTS OF THE STOCKHOLDER.   Up to and including the Option
Expiration Date, the Stockholder agrees as follows:

         (a) At any meeting of stockholders of the Company called to vote upon the Merger and the Merger Agreement or at any adjournment thereof or in any other circumstances upon which a vote, consent or other approval with respect to the Merger and the Merger Agreement is sought, the Stockholder shall vote (or cause to be voted) the Owned Shares in favor of the Merger, the approval of the Merger Agreement and the approval of the terms thereof and each of the other transactions contemplated by the Merger Agreement, provided that the terms of the Merger Agreement shall not have been amended to adversely affect the Stockholder.

         (b) At any meeting of stockholders of the Company or at any adjournment thereof or in any other circumstances upon which the Stockholder's vote, consent or other approval is sought, the Stockholder shall vote (or cause to be voted) the Owned Shares against (i) any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company or any other Takeover Proposal or (ii) any amendment of the Company's articles of incorporation or by-laws or other proposal or transaction involving the Company or any of its subsidiaries, which amendment or other proposal or transaction would in any manner impede, frustrate, prevent or nullify the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement.

         (c) The Stockholder agrees not to (i) sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract, option or other arrangement (including any profit sharing arrangement) with respect to the sale, transfer, pledge, assignment or other disposition of, the Owned Shares to any person other than Sub or Sub's designee, (ii) enter into any voting arrangement, whether by proxy, voting agreement or otherwise, in connection, directly or indirectly, with any Takeover Proposal or (iii) convert the Owned Class B Shares into Common Stock (except in connection with the sale of Owned Class B Shares to Sub pursuant to Section 1 of this Agreement); provided, however, that the Stockholder may transfer to a Permitted Transferee (as defined in the Amended and Restated Articles of Incorporation of the Company) Owned Class B Shares that do not constitute Subject Shares if such Permitted Transferee agrees in writing (x) to perform the obligations of the



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Stockholder under this Agreement with respect to such transferred Owned Class B
Shares (as though no such transfer had occurred) and (y) to not take any of the actions referred to in clause (i), it being understood and agreed that any breach of the foregoing by such Permitted Transferee shall constitute a breach by the Stockholder of this Agreement.

         (d) The Stockholder shall not, nor shall he permit any investment banker, attorney or other adviser or representative of the Stockholder to, (i) directly or indirectly solicit, initiate or encourage the submission of, any Takeover Proposal or (ii) directly or indirectly participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal.

         (e) So long as the Merger Agreement has not been terminated, the Stockholder shall tender pursuant to the Offer, and not withdraw, all Owned Common Shares which are not Subject Shares.

         (f) So long as the Merger Agreement has not been terminated and notwithstanding any other term of this Agreement, the Stockholder shall, as soon as practicable after receipt of a written request from Sub (in the sole discretion of Sub), tender pursuant to the Offer any Owned Common Shares that constitute Subject Shares. Except to the extent requested by Sub (in its sole discretion), the Stockholder shall not withdraw any of the shares tendered pursuant to the foregoing.

         5. FURTHER ASSURANCES. The Stockholder will, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further transfers, assignments, endorsements, consents and other instruments as Parent or Sub may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement.

         6. ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties without the prior written consent of the other parties, except that Sub may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to Parent or to any direct or indirect wholly owned subsidiary of Parent. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns and, in




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the case of the Stockholder, the heirs, executors and administrators of the
Stockholder.

         7. TERMINATION. Except as provided otherwise herein, this Agreement shall terminate upon the earliest of (i) the Option Expiration Date,
(ii) the Effective Time (as defined in the Merger Agreement) or (iii) a valid termination of the Merger Agreement by the Company pursuant to Section 9.01(f) or 9.01(g) thereof.

         8.  GENERAL PROVISIONS.

         (a) Payments. All payments required to be made to Stockholder pursuant to this Agreement shall be made by wire transfer of immediately available funds to an account designated by Stockholder within one trading day prior to such payment.

         (b) Specific Performance. The parties hereto acknowledge that damages would be an inadequate remedy for any breach of the provisions of this Agreement and agree that the obligations of the parties hereunder shall be specifically enforceable.

         (c) Expenses. Except as set forth in Section 1 of this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense.

         (d) Amendments. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

         (e) Notice. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

         (i)     if to Parent, to:

                 Wallace Computer Services, Inc.
                 2275 Cabot Drive
                 Lisle, Illinois  60532
                 Attention:  President
                 Facsimile:  (630) 588-5111





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                 with a copy to:

                 Sidley & Austin
                 One First National Plaza
                 Chicago, Illinois 60603
                 Attention:  Frederick C.
                  Lowinger and Steven Sutherland
                 Facsimile:  (312) 853-7036


         (ii)    if to the Stockholder, to:

                 Mark C. Pope III
                 c/o Graphic Industries, Inc.
                 2155 Monroe Drive, N.E.
                 Atlanta, Georgia  30324
                 Facsimile:  (404) 874-7589


                 with a copy to:

                 Powell, Goldstein, Frazer
                   & Murphy, LLP
                 191 Peachtree Street, N.E.
                 Sixteenth Floor
                 Atlanta, Georgia  30303
                 Attention:  G. William Speer
                 Facsimile: (404) 572-6999


         (e) Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section to this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Wherever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

         (f) Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more of the counter parties have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart.

         (g) Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the documents and instruments referred to herein) (i) constitutes the entire agreement and



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supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof (including the Original Stockholder Agreement) and (ii) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

         (h) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia without regard to any applicable conflicts of law.

         9. STOCKHOLDER CAPACITY. The Stockholder does not make any agreement or understanding in his capacity as a director or officer of the Company. The Stockholder signs solely in his capacity as the record holder and beneficial owner of the Owned Shares and nothing herein shall limit or affect any actions taken by the Stockholder in his capacity as an officer or director of the Company to the extent specifically permitted by the Merger Agreement.

         10. PERFORMANCE BY SUB. Parent covenants and agrees for the benefit of the Stockholder that it shall cause Sub to perform in full each obligation of Sub set forth in this Agreement.

         11. ENFORCEMENT. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States, this being in addition to any other remedy to which they are entitled at law or in equity.







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                 IN WITNESS WHEREOF, each of Parent and Sub has caused this
Agreement to be signed by its officer thereunto duly authorized and the Stockholder has signed this Agreement, all as of the date first written above.


                                             WALLACE COMPUTER SERVICES, INC.



                                        By:  /s/ Robert J. Cronin
                                             ---------------------
                                             Name:  Robert J. Cronin
                                             Title: President



                                             GREENWICH ACQUISITION CORP.



                                        By:  /s/ Robert J. Cronin
                                             ---------------------
                                             Name:  Robert J. Cronin
                                             Title: Chief Executive Officer


                                             /s/ Mark C. Pope III
                                             ---------------------
                                             Mark C. Pope III, Individually and
                                             as General Partner of Pope Family
                                             Partners, L.P., a Georgia limited
                                             partnership.





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